Exhibit 99.1

Koil Energy Solutions, Inc. Announces Fourth Quarter and Full-Year 2023 Results

Houston, TX – March 27, 2024 – Koil Energy Solutions, Inc. (OTCQB: KLNG) (“Koil Energy” or the “Company”), a specialist in deepwater production and distribution equipment and services, today reported results for the year ended December 31, 2023.

Koil Energy at a Glance:

Share Price†:	$0.55	Cash*:	$2.0M
52-Week Range†:	$0.42 - $0.70	Book Value*:	$5.6M
Shares Out.†:	11.9M	Price / Book Value:	1.2x
Market Cap†:	$6.5M	TTM Revenue:	$15.3M
*As of 12/31/23; †As of 03/26/24

Charles Njuguna, Koil Energy’s CEO, commented, “We are encouraged by the notable increase in revenues for the year. Compared to the previous year, revenues increased by 18 percent, propelled by the expanding of product-oriented, fixed-price contracts and sustained growth in service projects. However, we continued to experience the effects of price pressures we faced during the recent downturn. These past pressures led us to strategically price some projects at lower than ideal margins, which is reflected in our bottom-line results for 2023.

“We maintain confidence in the underlying dynamics of the offshore oil and gas markets, which bode well for our business. The enduring strength of the current growth cycle in the oil and gas industry is prompting operators to persist in investing in offshore developments, resulting in recent contract awards for the design, engineering, and manufacturing of hose and steel tube flying leads, along with electrical and hydraulic distribution manifolds for various locations in the Gulf of Mexico.

“While acknowledging that there is more work ahead, we are resolute in our commitment to leverage this momentum and implement strategies to facilitate the continued growth of our business. Our internal focus remains steadfast on cash flow management, liquidity preservation, and honoring our commitments to our valued customers. We are confident that our streamlined operations and continued emphasis on our core strengths will enhance productivity and profitability.”

Operating Results

Koil Energy’s revenues for the three months ended December 31, 2023 (“Q4 2023”) increased 11 percent to $4.0 million compared to $3.6 million for the three months ended December 31, 2022 (“Q4 2022”). Our full-year 2023 revenues increased 18 percent to $15.3 million, compared to $13.0 million for full-year 2022, primarily due to an increase in product-oriented, fixed price contracts and a modest increase in project activity utilizing our support services and rental solutions.

Gross profit for Q4 2023 was $0.7 million, or 17 percent of revenues, compared to Q4 2022 gross profit of $1.5 million, or 42 percent of revenues. Our full-year 2023 gross profit was $4.9 million, or 32 percent of revenues, compared to full-year 2022 gross profit of $4.7 million, or 36 percent of revenues. The comparative decline in 2023 gross margins reflects higher materials costs related to certain projects that were strategically priced at lower margins.

Operating expenses were $1.6 million, or 39 percent of revenues, in Q4 2023 compared to $2.8 million, or 77 percent of revenues, in Q4 2022. Our full-year 2023 operating expenses were $6.5 million, or 42 percent of revenues, compared to full-year 2022 operating expenses of $7.7 million, or 59 percent of revenues. Operating expenses in 2022 were impacted by recording a right-of-use operating lease asset impairment charge of $0.8 million related to vacating our former operating facility in Q4 2022. Additionally, in 2022 we incurred approximately $0.5 million of costs related to the relocation to our new facility and $0.2 million related to rebranding the Company from Deep Down Inc. to Koil Energy Solutions, Inc.

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Due to the factors discussed above, Koil Energy reported a Q4 2023 net loss of $0.9 million, or a $0.07 loss per diluted share, compared to a Q4 2022 net loss of $1.3 million, or an $0.11 loss per diluted share. Our full-year 2023 net loss was $1.6 million, or a $0.13 loss per diluted share, compared to our full-year 2022 net loss of $2.9 million, or a $0.24 loss per diluted share. Per share results for Q4 2023, Q4 2022, and full-year 2023 are based on 11.89 million weighted average shares outstanding, and full-year 2022 is based on 11.98 million weighted average shares outstanding.

Koil Energy reported a modified EBITDA of negative $0.7 million in Q4 2023 compared to a modified EBITDA of negative $0.1 million in Q4 2022. Our full-year 2023 modified EBITDA was negative $0.9 million compared to modified EBITDA of negative $1.0 million for full-year 2022. The comparative increase in modified EBITDA for full-year 2023 was primarily driven by revenue and gross profit growth stemming from an uptick in both fixed-price and service projects in 2023 as compared to 2022.

Share Repurchases

No shares of common stock were repurchased during the year ended December 31, 2023. During the year ended December 31, 2022, the Company repurchased in privately negotiated transactions an aggregate of 500,663 shares of common stock for $0.15 million in cash and in exchange for several long-lived assets valued at $0.08 million.

Financial Position

At December 31, 2023, working capital totaled $2.6 million, which includes cash of $2.0 million and net receivables of $4.2 million. This is compared to $3.6 million of working capital at December 31, 2022, which includes cash of $2.4 million and receivables of $2.9 million. Shareholders’ equity totaled $5.6 million, or approximately $0.47 per common share, at December 31, 2023, compared to $7.1 million, or approximately $0.59 per common share, at the beginning of the year. The Company maintains access to a factoring arrangement with Amegy Bank Business Credit, and the Company had no outstanding sales of accounts receivable with the bank at December 31, 2023.

Conference Call

Koil Energy will not be hosting an investor conference call to review its 2023 results.

About Koil Energy Solutions, Inc. (www.koilenergy.com)

Koil Energy Solutions is a leading energy services company offering subsea equipment and support services to the world’s energy and offshore industries. We provide innovative solutions to complex customer challenges presented between the production facility and the energy source. Our core services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, and related services. Additionally, Koil Energy’s highly experienced team can support subsea engineering, manufacturing, installation, commissioning, and maintenance projects located anywhere in the world.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

Investor Relations:

Trevor Ashurst

ir@koilenergy.com

281-862-2201

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA

(UNAUDITED)

Comparative Condensed Consolidated Income Statement

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Revenues	$4,004	$3,620	$15,343	$12,977
Cost of sales	3,319	2,099	10,493	8,292
Selling, general and administrative	1,571	1,978	6,460	6,873
Right-of-use operating lease asset impairment	–	820	–	820
Operating loss	(886)	(1,277)	(1,610)	(3,008)
Total other (income) expense	(3)	3	(61)	(80)
Loss before income tax expense	(883)	(1,280)	(1,549)	(2,928)
Income tax expense (benefit)	(2)	(19)	5	–
Net loss	$(881)	$(1,261)	$(1,554)	$(2,928)
Net loss per share, diluted	$(0.07)	$(0.11)	$(0.13)	$(0.24)
Weighted-average shares outstanding, diluted	11,888	11,888	11,888	11,981

Comparative Condensed Consolidated Balance Sheets

	December 31,
	2023	2022
	(In thousands)
Assets:
Cash	$2,030	$2,353
Other current assets	5,819	4,257
PP&E, net	2,968	3,305
Other non-current assets	6,245	6,700
Total assets	$17,062	$16,615

Liabilities:
Current liabilities	5,284	2,989
Other long-term liabilities	$6,160	$6,518
Total liabilities	11,444	9,507
Stockholders’ equity	5,618	7,108
Total liabilities and stockholders’ equity	$17,062	$16,615

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KOIL ENERGY SOLUTIONS, INC.

SUMMARY FINANCIAL DATA, CONTINUED

(UNAUDITED)

Modified EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Net loss	$(881)	$(1,262)	$(1,554)	$(2,928)
(Deduct) Add: Interest (income) expense, net	(4)	5	(7)	15
(Deduct) Add: Income tax expense (benefit)	(3)	(19)	5	–
Add: Depreciation and amortization	144	152	605	682
Add: Share-based compensation	15	19	64	90
Add: Operating lease ROU asset impairment	–	820	–	820
Add: Relocation costs	–	213	9	504
Deduct: Gain on sale of asset	(2)	1	(4)	(40)
Deduct: Reversal of litigation accrual	–	–	–	(100)
Modified EBITDA	$(731)	$(71)	$(882)	$(957)

Cash flow data:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(In thousands)
Cash provided by (used in):
Operating activities	$936	$(835)	$203	$1,242
Investing activities	2	(301)	(226)	(2,262)
Financing activities	(40)	(53)	(300)	(303)
Change in cash	$898	$(1,189)	$(323)	$(1,323)

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